OPTEUM FINANCIAL SERVICES, LLC
COMPLETES $491.5 MILLION SECURITIZATION

VERO BEACH, Fla. (June 27, 2006)— Opteum Inc. (NYSE:OPX), a real estate investment trust (REIT) that operates an integrated mortgage-related securities investment portfolio and a mortgage origination platform, today announced that its wholly-owned subsidiary, Opteum Financial Services, LLC, or OFS, has completed a securitization of approximately $491.5 million aggregate principal amount of adjustable-rate mortgages. The securitization was underwritten by CitiGroup and represents the thirteenth for OFS (seven on the current OPMAC shelf and six on the predecessor HMAC shelf - OFS operated previously under the name of Homestar Mortgage Services, LLC). This transaction continues OFS’ strategy of securitizing high-quality mortgages originated through each of its three origination channels (retail, wholesale and conduit), which operate in 47 states throughout the U.S. Details of the offering will be available on Bloomberg under OPMAC 2006-2.

Key metrics of the mortgage loan portfolio collateralizing the securitization include:

Unpaid principal balance	$491,571,939
Number of loans	1,527
Average loan balance	$321,920
Weighted-average coupon rate	6.837%
Weighted-average lifetime maximum mortgage rate	12.01%
Weighted-average original term, in months	360
Weighted-average remaining term, in months	357.6
Weighted-average loan-to-value ratio (LTV)	76.97%
Weighted-average FICO score	691
Top five geographic concentrations (% exposure):
California	70.40%
Georgia	4.91%
Florida	4.17%
New Jersey	3.81%
Washington	2.44%
Occupancy status:
Owner occupied	90.70%
Second home	1.68%
Investor	7.62%
Property type:
Single-family	66.80%
Condominium	8.55%
Other residential	24.65%

About Opteum
Opteum Inc. is a real estate investment trust (REIT), which operates an integrated mortgage-related investment portfolio and mortgage origination platform. The REIT invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). It earns returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows. Opteum’s mortgage origination platform, Opteum Financial Services, originates, buys, sells, and services residential mortgages from 36 offices throughout the United States and operates as a taxable REIT subsidiary.

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Opteum Inc.'s filings with the Securities and Exchange Commission, including Opteum Inc.'s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Opteum Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

Contact: Robert E. Cauley
Chief Financial Officer
(772) 231-1400
www.opteum.com